Exhibit 99.1

Novan President and CEO, Paula Brown Stafford Named Chairman of the Board

•	Expanded role of Ms. Stafford as Chairman reflects the Board’s confidence in her leadership of the Company and strategic direction

•	Renowned pharmaceutical executive Robert Ingram retiring as Executive Chair and remaining a member of Board of Directors

MORRISVILLE, N.C. – July 28, 2020 – Novan, Inc. ("the Company" or "Novan") (Nasdaq: NOVN), today announced an expanded role of Paula Brown Stafford, President and Chief Executive Officer (“CEO”) of Novan, to also include Chairman of Novan’s Board of Directors (“Board”). Concurrently, Robert Ingram is retiring as Executive Chairman and will continue as a member of the Board. These changes to the Board are effective as of today, July 28, 2020.
“Since Paula’s appointment as President and CEO of Novan, she has done a tremendous job leading the Company on multiple fronts, including securing the necessary capital to advance the upcoming B-SIMPLE4 pivotal trial, a major inflection point for the Company. She has a clear strategic vision, has demonstrated solid execution, and I believe will propel the Company forward through the next stage of growth. Having been a member of the Novan Board for nearly a decade, I along with my fellow Board members, felt strongly it was appropriate for Paula to assume the role of Chairman as she continues to lead and build momentum. Moving forward, I am pleased to remain a member of the Board and participate in the great strides and many opportunities we expect for the future,” commented Mr. Ingram.
Ms. Stafford has been a member of the Board since August 2017 and has served as the Company’s President and CEO since February 2020, after holding various executive roles including Chief Operating Officer and Chief Development Officer since joining Novan in March 2017.
“On behalf of the Board of Directors, we would like to sincerely thank Bob for his above and beyond contributions and valuable insights while serving as our Executive Chairman since 2016,” added Ms. Stafford. “His expertise in the industry, multitude of business relationships and wise judgment have been instrumental in guiding Novan through many business, developmental and financing milestones. I look forward to continuing to work closely with Bob as a member of our Board.”
About Robert A. Ingram
Mr. Robert A. Ingram is a General Partner at Hatteras Venture Partners, a venture capital firm that invests in early stage life science companies. Prior to joining Hatteras, Mr. Ingram was Chief Executive Officer and Chairman of GlaxoWellcome. Upon reaching the mandatory retirement age of 60, Mr. Ingram served as the Vice Chairman, Pharmaceuticals at GSK before becoming Strategic Advisor to the CEO of GlaxoSmithKline Plc. Mr. Ingram is Chairman of the Board of BioCryst Pharmaceuticals and recently retired as the Chairman of the Board of Cree, Inc. In 2019, Mr. Ingram was appointed by President Donald J. Trump’s administration to serve on the Presidential Cancer Panel.

About Novan
Novan, Inc. is a clinical development-stage biotechnology company focused on leveraging nitric oxide’s naturally occurring anti-microbial and immunomodulatory mechanisms of action to treat a range of diseases with significant unmet needs. We believe that our ability to deploy nitric oxide in a solid form, on demand and in localized formulations allows us the potential to improve patient outcomes in a variety of dermatology, women’s health and gastrointestinal diseases.
Forward-Looking Statements
This press release contains forward-looking statements including, but not limited to, statements related to our next phase of business progress. Forward-looking statements are subject to a number of risks and uncertainties that could cause actual results to differ materially from our expectations, including, but not limited to, risks and uncertainties in the clinical development process, including, among others, length, expense, ability to enroll patients, reliance on third parties, potential for delays and that results of earlier research and preclinical or clinical trials may not be predictive of results, conclusions or interpretations of later research activities or additional trials; risks related to the regulatory approval process, which is lengthy, time-consuming and inherently unpredictable, including the risk that our product candidates may not be approved or that additional studies may be required for approval or other delays may occur and that we may not obtain funding sufficient to complete the regulatory or development process; our ability to retain key personnel; our ability to obtain additional funding or enter into strategic relationships or other business development necessary for the further development of our product candidates; and other risks and uncertainties described in our annual report filed with the SEC on Form 10-K for the twelve months ended December 31, 2019, as amended, and in our subsequent filings with the SEC. These forward-looking statements speak only as of the date of this press release, and Novan disclaims any intent or obligation to update these forward-looking statements to reflect events or circumstances after the date of such statements, except as may be required by law.
INVESTOR AND MEDIA CONTACT:
Jenene Thomas
833-475-8247
NOVN@jtcir.com
JTC Team, LLC
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